Exhibit 1.1

EXECUTION COPY

U.S.$500,000,000 8.500% PERPETUAL SUBORDINATED NON-PREFERRED CONTINGENT CONVERTIBLE ADDITIONAL TIER 1 CAPITAL NOTES

GRUPO FINANCIERO SANTANDER MÉXICO, S.A.B. DE C.V.

UNDERWRITING AGREEMENT

December 23, 2016

December 23, 2016

Santander Investment Securities Inc.
45 East 53rd Street
New York, New York 10022

Goldman, Sachs & Co.
200 West Street

New York, New York 10282

Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

Dear Sirs and Madams:

Introductory. Grupo Financiero Santander México, S.A.B. de C.V. (the “Company”), a holding company organized under the laws of the United Mexican States (“Mexico”), proposes to issue and sell to Santander Investment Securities Inc., Goldman, Sachs & Co. and Morgan Stanley & Co. LLC, as the underwriters (the “Underwriters”), acting severally and not jointly, U.S.$500,000,000 aggregate principal amount of its 8.500% Perpetual Subordinated Non-Preferred Contingent Convertible Additional Tier 1 Capital Notes (the “Securities”). The Securities will be issued on the Closing Date (as defined below) pursuant to the Indenture dated as of December 27, 2016 (the “Original Indenture”), between the Company, as issuer, and The Bank of New York Mellon, as trustee, registrar, paying agent and transfer agent (the “Trustee”), a form of which was filed as Exhibit 4.3 to the Company’s registration statement on Form F-3 on December 21, 2016, as supplemented by a first supplemental indenture with respect to the Securities, dated as of December 27, 2016 (the “First Supplemental Indenture”). References to the “Indenture” are to the Original Indenture, as supplemented by the First Supplemental Indenture.

The Company will use the proceeds of the offering of the Securities to acquire from Banco Santander (México), S.A., Institución de Banca Múltiple, Grupo Financiero Santander México a perpetual subordinated non-preferred contingent additional tier 1 capital note in the same principal amount as the aggregate principal amount of the Securities and having substantially the same terms and conditions as the Securities.

The Company has prepared and filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Securities Act”) an “automatic shelf registration statement” (as defined in Rule 405 of the Securities Act) on Form F-3 (File No. 333-215215), which contains a base prospectus (the “Base Prospectus”), to be used in connection with the public offering and sale of securities of the Company, including the Securities, from time to time in accordance with Rule 415 of the Securities Act (the “Shelf Securities”). The registration statement as amended to the date of this Agreement, including the information (if any) deemed to be part of the registration statement at the time of effectiveness pursuant to Rule 430A or Rule 430B of the Securities Act, is hereinafter referred to as the

“Registration Statement.” The Base Prospectus, as supplemented by the prospectus supplement specifically relating to the Securities in the form first used to confirm sales of the Securities (or in the form first made available to the Underwriters by the Company to meet requests of purchasers pursuant to Rule 173 of the Securities Act) that is first filed pursuant to Rule 424(b) of the Securities Act after the date and time that this Underwriting Agreement (the “Agreement”) is executed by the parties hereto (the “Time of Execution”), is hereinafter referred to as the “Prospectus” , and the term “preliminary prospectus” means any preliminary form of the Prospectus that is first filed with the Commission pursuant to Rule 424(b) of the Securities Act. For purposes of this Agreement, “free writing prospectus” has the meaning set forth in Rule 405 of the Securities Act, “Time of Sale Prospectus” means the Base Prospectus as supplemented by the preliminary prospectus, together with the free writing prospectuses, if any, each identified in Schedule C hereto, and intended for general distribution to prospective investors, and “road show” means a “bona fide electronic road show”, including any Netroadshow road show presentation, as defined in Rule 433(h)(5) of the Securities Act that has been made available without restriction to any person, each identified in Schedule D hereto. As used herein, the terms “Registration Statement” , “Base Prospectus” , “preliminary prospectus” , “Time of Sale Prospectus”, and “Prospectus” shall include the documents, if any, incorporated by reference therein prior to the time when sales of the Securities were first made at 9:45 a.m. (New York City time) on December 23, 2016 (the “Time of Sale”). The terms “supplement” , “amendment” , and “amend” as used herein with respect to the Registration Statement, the Base Prospectus, the Time of Sale Prospectus, any preliminary prospectus or free writing prospectus shall include all documents subsequently filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are deemed to be incorporated by reference therein.

The Company has concurrently prepared and filed an application with Banco de México (the Mexican Central Bank, or “Banxico”) under the Ley para Regular las Agrupaciones Financieras (the Mexican Financial Groups Law, or the “LRAF”), the Ley de Instituciones de Crédito (the Mexican Banking Law, or the “LIC”) and the Disposiciones de Carácter General aplicables a las Instituciones de Crédito (Rules applicable to financial institutions, or the “Mexican Banking Regulations”), to obtain approval for the issuance of the Securities from Banxico.

The Company agrees with each of the Underwriters as follows:

SECTION 1.        Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, each of the Underwriters as of the Time of Execution, Time of Sale and Closing Date (as defined in Section 3 below) that:

(a)       The Registration Statement has become effective; no stop order suspending the effectiveness of the Registration Statement is in effect, and no proceedings for such purpose are pending before or threatened by the Commission. The Company is a well-known seasoned issuer (as defined in Rule 405 of the Securities Act) eligible to use the Registration Statement as an “automatic shelf registration statement” (as defined in Rule 405 of the Securities Act) and the Company has not received notice that the Commission objects to the use of the Registration Statement as an automatic shelf registration statement.

(b)       Each document, if any, filed or to be filed pursuant to the Exchange Act and incorporated by reference in the Time of Sale Prospectus or the Prospectus complied or will comply when so filed in all material respects with the Securities Act, the Exchange Act and the applicable rules and regulations of the Commission thereunder, (i) each part of the Registration Statement, when such part became effective, did not contain, and each such part, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Registration Statement as of the date hereof does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (iii) the Registration Statement and the Prospectus comply, and as amended or supplemented, if applicable, will comply in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder, (iv) the Time of Sale Prospectus does not, and at the time of each sale of the Securities in connection with the offering when the Prospectus is not yet available to prospective purchasers and at the Closing Date, the Time of Sale Prospectus, as then amended or supplemented by the Company, if applicable, will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, (v) the Supplemental Offering Materials (as defined below), if any, when considered together with the Time of Sale Prospectus, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading and (vi) the Prospectus does not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that the representations and warranties set forth in this paragraph do not apply to (a) statements or omissions in the Time of Sale Prospectus and the Prospectus based upon written information furnished to the Company by the Underwriters specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(b) hereof or (b) that part of the Registration Statement that constitutes the Statement of Eligibility (Form T-1) under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), of the Trustee.

(c)        (A) At the time of filing the Registration Statement and (B) at the date of this Agreement, the Company was not and is not an “ineligible issuer,” as defined in Rule 405 (“Rule 405”) under the Act, including, in the preceding three years, (x) the Company or any subsidiary not having been convicted of a felony or misdemeanor or having been made the subject of a judicial or administrative decree or order as described in Rule 405, (y) the Company or any subsidiary not having been the subject of a bankruptcy petition or insolvency or similar proceeding and (z) the Company not having had a registration statement be the subject of a proceeding under Section 8 of the Act and not being the subject of a proceeding under Section 8A of the Act in connection with the offering of the Securities, all as described in Rule 405.

(d)       Any free writing prospectus that the Company is required to file pursuant to Rule 433(d) of the Securities Act has been, or will be, filed with the Commission in accordance with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. Each free writing prospectus that the Company has filed, or is required to file, pursuant to Rule 433(d) of the Securities Act or that was prepared by or on behalf of or used or referred to by the Company complies or will comply in all material respects with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder and did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any free writing prospectus included in the Time of Sale Prospectus based upon written information furnished to the Company by the Underwriters specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(b) hereof. Except for the free writing prospectuses, if any, identified in Schedule C hereto, and road shows, if any, identified in Schedule D hereto, each furnished to the Underwriters before first use, the Company has not prepared, used or referred to, and will not, without the Underwriters’ prior consent, prepare, use or refer to, any free writing prospectus.

(e)       As of the date hereof, the Company has not made and will not make (without prior consent of the Underwriters) any public offer of the Securities by means of Supplemental Offering Materials. For purposes of this Agreement, “Supplemental Offering Materials” means any “written communication” (within the meaning of the rules and regulations promulgated of the Securities Act) prepared by or on behalf of the Company, or used or referred to by the Company, that constitutes an offer to sell or a solicitation of an offer to buy the Securities (other than the free writing prospectuses identified in Schedule C hereto, the Time of Sale Prospectus and the Prospectus), including, without limitation, any road show materials relating to the Securities that constitute such a written communication, each as identified on Schedule D hereto.

(f)       Each preliminary prospectus filed as part of the Registration Statement as originally filed or as part of any amendment thereto, or filed pursuant to Rule 424 of the Securities Act, complied when so filed in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder.

(g)       The Company has been duly incorporated and is an existing sociedad anónima bursátil de capital variable under the laws of Mexico, with power and authority (corporate and other) to own its properties and conduct its business as described in the Registration Statement, the Prospectus and Time of Sale Prospectus.

(h)       Other than the subsidiaries listed on Schedule E hereto, the Company has no “significant subsidiaries” as the term is defined in Regulation S-X under the Act (“Significant Subsidiaries”); each Significant Subsidiary of the Company has been duly incorporated and is an existing sociedad anónima under the laws of Mexico, with power and authority (corporate and other) to own its properties and conduct its business as described in the Registration Statement, the Prospectus and Time of Sale Prospectus; all

of the issued and outstanding capital stock of each Significant Subsidiary of the Company has been duly authorized and validly issued and is fully paid and nonassessable; and the capital stock of each Significant Subsidiary organized as a sociedad anónima, is owned free from liens, encumbrances, defects and restrictions on transfer (other than those imposed by the Act and the securities or “Blue Sky” laws of certain jurisdictions or as imposed under applicable Mexican law) or voting; and except as set forth in the Registration Statement, the Prospectus and Time of Sale Prospectus and provided under applicable Mexican law, there are no (i) options, warrants or other rights to purchase, (ii) agreements or other obligations to issue or (iii) other rights to convert any obligation into, or exchange any securities for, shares of capital stock of or ownership interests in the Company or any of the Subsidiaries outstanding.

(i)       The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement will be duly and validly authorized, executed and delivered by the Company and the transactions contemplated hereby have been duly and validly authorized by the Company.

(j)       The Company has all requisite corporate power and authority to execute, deliver and perform each of its obligations under the Securities. The Securities, when issued, will be in the form contemplated by the Indenture. The Securities have been duly and validly authorized by the Company and, when executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture and when delivered to and paid for by the Underwriters in accordance with the terms of this Agreement, will constitute valid and legally binding obligations of the Company, entitled to the benefits of the Indenture, and enforceable against the Company in accordance with their terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, concurso mercantil, quiebra, intervención, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought. The Securities will be consistent with the descriptions thereof contained in the Time of Sale Prospectus and the Prospectus, and such descriptions will conform to the rights set forth in the instruments defining the same.

(k)       The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture. The Indenture has been duly and validly authorized by the Company and, on or prior to the Closing Date, will have been duly qualified under the Trust Indenture Act and when executed and delivered by the Company (assuming the due authorization, execution and delivery by the Trustee), will constitute a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, concurso mercantil, quiebra, intervención, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.

(l)       The payment obligations of Company under the Securities constitute Subordinated Non-Preferred Indebtedness (as defined below) and will rank (i) subordinate and junior in right of payment and in liquidation to all of the Company’s present and future Senior Indebtedness and Subordinated Preferred Indebtedness (each as defined below), (ii) pari passu without preference among themselves and with all the Company’s present and future other unsecured Subordinated Non-Preferred Indebtedness and (iii) senior only to all classes of the Company’s equity or capital stock.

(i)       “Senior Indebtedness” means all Indebtedness for Money Borrowed (as defined below), whether outstanding on the date of execution of the Indenture or thereafter created, assumed or incurred, unless the terms thereof specifically provide that it is not superior in right of payment and in liquidation to the Subordinated Preferred Indebtedness, and any deferrals, renewals or extensions of such Senior Indebtedness.

(ii)       “Subordinated Preferred Indebtedness” refers to obligaciones subordinadas preferentes and means all Indebtedness for Money Borrowed, whether outstanding on the date of execution of the Indenture or thereafter created, assumed or incurred, which terms specifically provide that it is junior in right of payment and in liquidation to Senior Indebtedness, but is senior in right of payment and in liquidation to Subordinated Non-Preferred Indebtedness and all classes of the Company’s capital stock, and any deferrals, renewals or extensions of such Subordinated Preferred Indebtedness.

(iii)       “Subordinated Non-Preferred Indebtedness” (including the Securities) refers to obligaciones subordinadas no preferentes and means all Indebtedness for Money Borrowed, whether outstanding on the date of execution of the Indenture or thereafter created, assumed or incurred, which terms specifically provide that it is junior in right of payment and in liquidation to Senior Indebtedness and Subordinated Preferred Indebtedness, but is senior in right of payment and in liquidation to all classes of the Company’s capital stock, and any deferrals, renewals or extensions of such Subordinated Non-Preferred Indebtedness.

(iv)       “Indebtedness for Money Borrowed” means any obligation of, or any obligation guaranteed by the Company (to the extent permitted under applicable law) for the repayment of borrowed money, whether or not evidenced by notes, debentures, debt securities or other written instruments, but shall not include (a) any trade accounts payable in the ordinary course of business, (b) any such indebtedness that by its terms ranks junior in right of payment and in liquidation to Subordinated Non-Preferred Indebtedness, (c) indebtedness to any of the Company’s employees, (d) indebtedness which, when incurred, was without recourse to the Company, and (e) any other indebtedness that would otherwise qualify as Indebtedness for Money Borrowed to the extent that such indebtedness, by its terms, ranks pari passu with or junior in right of payment and in liquidation to any of the indebtedness described in clause (a) or (b) of this paragraph.

(m)       Except as disclosed in the Time of Sale Prospectus and the Prospectus, there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or any of the Underwriters for a brokerage commission, finder’s fee or other like payment.

(n)       There are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Act with respect to any securities of the Company owned or to be owned by such person or to require the Company to include such securities in the securities registered pursuant to a Registration Statement or in any securities being registered pursuant to any other registration statement filed by the Company under the Act.

(o)       No consent, approval, authorization, order, registration, qualification or other action of, or filing with or notice to, any United States, Mexican or other federal, state, local or foreign governmental or regulatory authority, agency, body or court having jurisdiction over the Company is required in connection with the issuance and sale of the Securities, the execution, delivery and performance by the Company of this Agreement, the Indenture or the Securities, or the consummation of the transactions contemplated by this Agreement in connection with the sale of the Securities, except (i) registration of the Securities under the Act, such as have been obtained and made or will have been obtained and made on or prior to the Closing Date, (ii) approval of listing on the Global Exchange Market of the Irish Stock Exchange (the “ISE”), (iii) the notice to the Comisión Nacional Bancaria y de Valores (the Mexican National Securities and Banking Commission or “CNBV”) with respect to the offering of the Securities pursuant to article 7 of the Ley del Mercado de Valores (Mexican Securities Market Law) to be made by the Company in accordance with the terms thereof, after sale of the Securities, (iv) the approval for the issuance of the Securities from Banco de Mexico, which has been obtained as of the date hereof and is in full force and effect, (v) the acknowledgment of the Indenture by the CNBV, which will be completed prior to the Closing Date, and (vi) such as may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Securities, and the approval of the Financial Institutions Regulatory Authority, Inc. (“FINRA”) of the underwriting terms and arrangements in connection with the purchase and sale of the Securities by the Underwriters.

(p)       None of the Company or its Significant Subsidiaries is (i) in violation of its estatutos sociales, (ii) in breach or violation of any statute, judgment, decree, order, rule or regulation applicable to any of them or any of their respective properties or assets, or (iii) in breach of or default under (nor has any event occurred that, with notice or passage of time or both, would constitute a default under) or in violation of any of the terms or provisions of any indenture, mortgage, deed of trust, loan agreement, note, lease, license, franchise agreement, permit, certificate, contract or other agreement or instrument to which any of them is a party or to which any of them or their respective properties or assets is subject (collectively, “Contracts”), except, in the case of clauses (ii) and (iii), for any such breach, default, violation or event that would not, individually or in the aggregate, have a material adverse effect on the condition (financial or other), business, properties, results of operations or prospects of the Company and its subsidiaries taken as a whole (any such event, a “Material Adverse Effect”).

(q)       The execution, delivery and performance by the Company of this Agreement, the Indenture and the Securities and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance and sale of the Securities to the Underwriters), will not conflict with or constitute or result in a breach of or a default under (or an event that with notice or passage of time or both would constitute a default under) or violation of any of (i) the terms or provisions of any Contract, (ii) the estatutos sociales of the Company or any of its subsidiaries or (iii) (assuming compliance with all applicable state securities or “Blue Sky” laws) any statute, judgment, decree, order, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets, except, in the case of clauses (i) and (iii) for any such breach, default, violation or event that would not, individually or in the aggregate have a Material Adverse Effect.

(r)       Except as disclosed in the Time of Sale Prospectus and the Prospectus, since the date of the most recent financial statements appearing therein, (i) there has not been any change in the capital stock or long-term debt of the Company or any of its Significant Subsidiaries, or any dividend or distribution of any kind (other than dividends declared and paid in the ordinary course consistent with past practice and the dividend, composed of an ordinary and extraordinary dividend, declared on December 22, 2016) declared, set aside for payment, paid or made by the Company on any class of capital stock, or any material adverse change, or any development involving a prospective material adverse change, in or affecting the condition (financial or other), business, properties, results of operations or prospects of the Company and its subsidiaries taken as a whole; (ii) neither the Company nor any of its Significant Subsidiaries has entered into any transaction or agreement that is individually or in the aggregate material to the Company and its subsidiaries taken as a whole or incurred any liability or obligation, direct or contingent, that is individually or in the aggregate material to the Company and its subsidiaries taken as a whole; and (iii) neither the Company nor any of its Significant Subsidiaries has sustained any loss or interference with its business from any calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority, except for any such loss or interference as are not individually or in the aggregate material to the Company and its subsidiaries taken as a whole.

(s)       The Company and its Significant Subsidiaries have paid all material taxes and filed all material tax returns required to be paid or filed through the date hereof; and except as otherwise disclosed in the Time of Sale Prospectus and the Prospectus, there is no material tax deficiency that has been, or could reasonably be expected to be, asserted against the Company or any of its Significant Subsidiaries or any of their respective properties or assets.

(t)       Nothing has come to the attention of the Company that has caused the Company to believe that the statistical and market-related data included in the Time of Sale Prospectus and the Prospectus is not based on or derived from sources that are reliable and accurate in all material respects.

(u)       The Company and its Significant Subsidiaries have title to all real properties and all other properties and assets owned by them, except where any defect in title would not, individually or in the aggregate, have a Material Adverse Effect, and in each case free from liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or to be made thereof by them; and the Company and its Significant Subsidiaries hold any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or to be made thereof by them.

(v)       No forward-looking statement (within the meaning of Section 27A of the Act and Section 21E of the Exchange Act) contained in the Registration Statement, the Time of Sale Prospectus and the Prospectus, has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.

(w)       The Company and its Significant Subsidiaries possess adequate licenses, certificates, authorizations or permits issued by, and have made all declarations and filings with, the appropriate United States, Mexican or other federal, state, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described in the Time of Sale Prospectus and the Prospectus, except where the failure to possess or make the same would not, individually or in the aggregate, have a Material Adverse Effect, and have not received any notice of proceedings relating to the revocation or modification of any such license, certificate, authorization or permit that, if determined adversely to the Company or any of its Significant Subsidiaries, would individually or in the aggregate have a Material Adverse Effect, and have no reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course.

(x)       No labor disturbance by or dispute with the employees of the Company or any subsidiary exists or, to the knowledge of the Company, is imminent, that might have a Material Adverse Effect.

(y)       The Company and its Significant Subsidiaries have insurance covering their respective properties, operations, personnel and businesses, which insurance is in amounts and insures against such losses and risks as are adequate to protect the Company and its Significant Subsidiaries and their respective businesses except where failure to have insurance would not, individually or in the aggregate, have a Material Adverse Effect; and neither the Company nor any of its Significant Subsidiaries has (i) received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (ii) any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business.

(z)       Each of the Company and its subsidiaries maintains systems of internal accounting controls (as defined under Rule 13-a15 and 15d-15 under the Exchange Act) sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(aa)        Except as disclosed in the Time of Sale Prospectus and the Prospectus, there are no pending actions, suits or proceedings against or affecting the Company, any of its subsidiaries or any of their respective properties that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect, or would materially and adversely affect the ability of the Company to perform its obligations under this Agreement, or which are otherwise material in the context of the sale of the Securities; and no such actions, suits or proceedings are threatened or, to the Company’s knowledge, contemplated.

(bb)        Galaz, Yamazaki, Ruiz Urquiza, S.C., member of Deloitte Touche Tohmatsu Limited (“Deloitte”), which have audited the financial statements of the Company and its consolidated subsidiaries for the years ended December 31, 2011, 2012, 2013, 2014 and 2015, are independent public accountants with respect to the Company and its consolidated subsidiaries in accordance with the Act, the Exchange Act, the rules and regulations thereunder and the Public Accounting Oversight Board.

(cc)        PriceWaterhouseCoopers, S.C. (“PwC”), which will audit the financial statements of the Company and its consolidated subsidiaries starting with the year ended December 31, 2016, are independent public accountants with respect to the Company and its consolidated subsidiaries in accordance with the Act, the Exchange Act, the rules and regulations thereunder and the Public Accounting Oversight Board.

(dd)        The financial statements included in Time of Sale Prospectus and the Prospectus present fairly in all material respects the financial position of the Company and its consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and such financial statements have been prepared in accordance with the International Financial Reporting Standards issued by the International Accounting Standards Board, applied on a consistent basis, except as otherwise stated therein, and the schedules included in each Registration Statement present fairly in all material respects the information required to be stated therein. All disclosures contained in the Time of Sale Prospectus and the Prospectus, or incorporated by reference therein, regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply with Regulation G of the Exchange Act and Item 10 of Regulation S-K of the Act, to the extent applicable.

(ee)        The Company is not and, after giving effect to the offering and sale of the Securities and the application of the proceeds thereof, as described in the Time of Sale Prospectus and the Prospectus, will not be, required to register as an “investment company” or an entity controlled by an “investment company,” as defined in the

Investment Company Act of 1940, as amended and the rules and regulations of the Commission thereunder.

(ff)        The Company and its Significant Subsidiaries are subject to civil and commercial laws and suits and neither the Company nor any of its Significant Subsidiaries nor any of its or their properties or assets has any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) under the laws of Mexico.

(gg)        The statements set forth in the Time of Sale Prospectus and the Prospectus under the captions “Description of Contingent Convertible Securities” and “Description of Notes”, insofar as they purport to constitute a summary of the terms of the Securities and the Indenture and insofar as they purport to describe the provisions of the laws and documents referred to therein, are accurate, complete and fair.

(hh)        The statements set forth under the caption “Taxation” in the Time of Sale Prospectus and the Prospectus, insofar as such statements relate to statements of law or legal conclusions under the federal tax laws of Mexico and United States federal taxation applicable to the Securities and subject to the limitations, qualifications and assumptions set forth therein, fairly summarize the material Mexican and United States federal income tax consequences of the acquisition, ownership and disposition of the Securities under current law.

(ii)       Except as disclosed in the Time of Sale Prospectus and the Prospectus, there is no transaction tax, stamp duty, transfer tax or other similar fee or charge and no withholding or other similar tax under Mexican law required to be paid solely in connection with the execution and delivery of the Agreement, the performance by the Company of its obligations thereunder, the execution, delivery and performance of the Indenture, the execution and delivery of the Securities and the performance by the Company of its obligations under the Securities.

(jj)        No Significant Subsidiary of the Company is currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends to the Company, from making any other distribution on such subsidiary’s capital stock, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s properties or assets to the Company or any other subsidiary of the Company, except for the limitations in the Indenture for Banco Santander (México), S.A., Institución de Banca Múltiple, Grupo Financiero Santander México’s 5.95% Tier 2 Subordinated Capital Notes due 2024.

(kk)        Based on proposed Treasury regulations, which are proposed to be effective for taxable years after December 31, 1994, the Company believes that it was not a Passive Foreign Investment Company (“PFIC”) within the meaning of Section 1297 of the United States Internal Revenue Code of 1986, as amended, for the year ended December 31, 2015 and it does not anticipate becoming a PFIC thereafter.

(ll)        The description under the caption “Major Shareholders and Related Party Transactions” in the Registration Statement contains a complete and accurate summary of all material relationships, direct or indirect, existing between or among any of the Company or any of its subsidiaries, on the one hand, and the Company’s controlling shareholder, Banco Santander, S.A., a corporation organized under the laws of Spain (“Banco Santander, S.A.”) and any other affiliate (as defined in Rule 405 of the Securities Act) of the Company or Banco Santander, S.A., on the other.

(mm)        Neither the Company, nor any of its subsidiaries or affiliates or any person acting on their behalf (other than the Underwriters) has taken, nor will any of them take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in any stabilization or manipulation of the price of any of the securities of the Company, including the Securities. Neither the Company nor any of their respective subsidiaries or affiliates have issued, nor will issue, without the prior consent of the Underwriters, any stabilization announcement referring to the proposed issue of the Securities. The Company authorizes the Underwriters to make such public disclosure of information relating to stabilization of the Securities as is required by applicable law, regulation and guidance.

(nn)        The Company maintains controls and procedures designed to ensure that information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosures.

(oo)       Neither the Company nor any of its subsidiaries, nor, to the best knowledge of the Company, any director, officer, agent, employee or other person associated with or acting on behalf of the Company or any of its subsidiaries, nor, to the knowledge of the Company, its affiliates have (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, to the extent applicable to the Company, or any applicable Mexican law or regulation regarding illegal payments and corrupt practices; or (iv) made any bribe, illegal rebate, illegal payoff, illegal influence payment, kickback or other unlawful payment. The Company and its Significant Subsidiaries have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with applicable Mexican anti-corruption laws.

(pp)        The operations of the Company and its subsidiaries, and to the knowledge of the Company, its affiliates, are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(qq)        None of the Company, any of its subsidiaries, or, to the knowledge of the Company, any director, officer, agent, employee or affiliates of the Company or any of its subsidiaries is an individual or entity currently the subject of any sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”), the European Union, Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority; and the Company will not directly or indirectly use the proceeds of the sale of the Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. United Nations, European Union, or English sanctions administered by OFAC, UNSC, the European Union or HMT, respectively.

(rr)        There is and has been no failure on the part of the Company or, to the knowledge of the Company, any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”) applicable to the Company as of the date hereof.

(ss)        This Agreement, the Indenture and the Securities are in proper legal form for the enforcement thereof against the Company in Mexico, and to ensure the legality, validity, enforceability, priority or admissibility in evidence in Mexico of any such document, it is not necessary that any such document or any other document or instrument hereunder or thereunder be registered, recorded or filed with any court or other authority in Mexico or be notarized or that any documentary, stamp or similar tax, imposition or charge be paid on or in respect of any such document, or any other document or instrument hereunder or thereunder, provided that in the event that any legal proceedings are brought to the courts of Mexico, a Spanish translation of the documents required in such proceedings prepared by a court approved translator would have to be approved by the court after the defendant has been given an opportunity to be heard with respect to the accuracy of the translation, and proceedings would thereafter be based upon the translated documents.

(tt)        The Company has the power to submit, and pursuant to Section 16 of this Agreement has legally, validly, effectively and irrevocably submitted to the exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan, in the City of New York, New York, has validly and irrevocably waived any objection to the venue of a proceeding in any such court and the Company has validly and irrevocably appointed Banco Santander, S.A., New York Branch as its authorized agent for service of process in any suit or proceeding based on or arising under this Agreement in any state court of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York.

(uu)        As of the date of issuance, to the best of the Company’s knowledge, the Securities will qualify as “Additional Tier 1” capital (capital básico no fundamental) under Mexican law.

(vv)        Any final judgment obtained in a U.S. federal or New York state court located in the Borough of Manhattan, The City of New York arising out of or in relation to the obligations of the Company under this Agreement would be recognized by the courts of Mexico; provided, inter alia, that: (i) such judgment is final and obtained in compliance with the legal requirements of the jurisdiction of the court rendering such judgment and in compliance with all legal requirements of this Agreement; (ii) such judgment is strictly for the payment of a certain sum of money and has been rendered in an in personam action (as opposed to an in rem action); (iii) service of process in the action was made personally and not by mail on the defendant or the duly appointed process agent; (iv) such judgment does not contravene Mexican law, public policy of Mexico, international treaties or agreements binding upon Mexico or generally accepted principles of international law; (v) the applicable procedures under the laws of Mexico with respect to the enforcement of foreign judgments (including, but not limited to, the issuance of a letter rogatory by the competent authority of such jurisdiction requesting enforcement of such judgment as being a final judgment and the certification of such judgment as authentic by the corresponding authorities of such jurisdiction in accordance with the laws thereof) are complied with; (vi) the action in respect of which such judgment is rendered is not the subject matter of a lawsuit among the same parties pending before a Mexican court; (vii) the courts of such jurisdiction recognize the principles of reciprocity in connection with the enforcement of Mexican judgments in such jurisdiction; (viii) such judgment does not contravene a final judgment of a Mexican court on the same subject between the parties thereto; and (ix) the judgment and related documents are translated into Spanish by an expert duly authorized for their admissibility before the Mexican courts before which enforcement is requested, such translation being subject to approval by the Mexican court after the defendant has been given an opportunity to be heard with respect to accuracy of the translation, and such proceedings would thereafter be based upon the translated documents. Furthermore, the Company is not aware of any reason why the enforcement in Mexico of a judgment of the type referenced above in respect of any of the instruments or agreements executed for consummation of the transactions contemplated herein or in the Time of Sale Prospectus and the Prospectus would be contrary to public policy of Mexico.

SECTION 2.        Purchase, Sale and Delivery of the Securities.

(a)       On the basis of the representations, warranties, agreements and covenants herein contained and subject to the terms and conditions herein set forth, the Company agrees to issue and sell to the Underwriters, and each Underwriter, upon the basis of the representations, warranties and agreements herein contained, severally and not jointly, agrees to purchase from the Company, the aggregate principal amount of Securities set forth opposite such Underwriter’s name on Schedule A hereto at a purchase price of 100.000% of the principal amount of the Securities. The Company further agrees to pay each Underwriter a commission fee equal to 0.322% of the aggregate principal amount of the Securities purchased by such Underwriter as set forth in Schedule A, such fee to be paid by the Company to each Underwriter promptly upon receipt of such Underwriter’s invoice.

(b)       The Company acknowledges and agrees that the Underwriters may offer and sell Securities to or through any affiliate (as that term is defined by Rule 405 of the Securities Act) of the Underwriters and that any such affiliate may offer and sell Securities purchased by it or through the Underwriters.

(c)       Each Underwriter severally represents to and agrees with the Company that it has not offered, sold or delivered and it will not offer, sell or deliver, directly or indirectly, any of the Securities or distribute or publish the Registration Statement, the Prospectus or the Time of Sale Prospectus or any offering circular, form of application, advertisement or other document or information relating to the Securities, in any jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with all laws and regulations applicable thereto (including, without limitation, any prospectus delivery requirements) and which will not impose any obligations on the Company except as contained in this Agreement.

SECTION 3.        Payment and Delivery.

(a)       The Company will deliver the Securities to be purchased by the Underwriters, against payment of the purchase price in Federal (same day) funds, or such other funds as the Company and the Underwriters may so agree, by official bank check or checks or wire transfer to an account at a bank acceptable to the Underwriters at the office of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, at 9:00 a.m., New York time, on December 29, 2016, or at such other time not later than seven full business days thereafter as the Underwriters and the Company determine, such time being herein referred to as the “Closing Date.”

(b)       Payment for the Securities shall be made by wire transfer in immediately available funds to the account specified in writing by the Company to the Underwriters against delivery to the Trustee, as custodian for the nominee of The Depository Trust Company (“DTC”), for the account of the Underwriters, of one or more global certificates representing the Securities, with any transfer taxes payable in connection with the sale of the Securities duly paid by the Company. The Securities will be made available by the Company for inspection by the Underwriters not later than 3:00 P.M., New York City time, on the Business Day prior to the Closing Date.

SECTION 4.        Offering by the Underwriters. It is understood that the Underwriters propose to offer the Securities for sale to the public as set forth in the Time of Sale Prospectus and the Prospectus.

SECTION 5.        Certain Agreements of the Company. The Company agrees with each of the Underwriters that:

(a)       The Company shall prepare and furnish, upon written request, to each Underwriter, without charge, a conformed copy of the Registration Statement (including exhibits thereto and documents incorporated by reference therein) in a form approved by the Underwriters, and will promptly furnish the Underwriters during the period mentioned in Section 5(f) below with copies of the Time of Sale Prospectus, the

Prospectus, any documents incorporated by reference therein (upon written request) and any supplements and amendments thereto or to the Registration Statement (upon written request), in such quantities as the Underwriters may from time to time request, and will not publish any amendment or supplement to the Registration Statement, the Time of Sale Prospectus or the Prospectus unless they have furnished a copy to the Underwriters for review and will not publish any such proposed amendment or supplement to which the Underwriters reasonably object.

(b)       The Company will advise the Underwriters of any request by the Commission for any amendment or supplement to the Registration Statement, the Time of Sale Prospectus or the Prospectus and of any stop order proceedings in respect of the Registration Statement and will use its best efforts to prevent the issuance of any such stop order and to obtain as soon as possible its lifting, if issued.

(c)       The Company will promptly effect the filings necessary pursuant to Rule 424 and will take such steps as it deems necessary to ascertain promptly whether the Time of Sale Prospectus and the Prospectus transmitted for filing under Rule 424 was received for filing by the Commission and, in the event that it was not, it will promptly file such document.

(d)       The Company shall furnish to each Underwriter a copy of each proposed free writing prospectus to be prepared by or on behalf of, used by, or referred to by the Company and shall not use or refer to any proposed free writing prospectus to which the Underwriters reasonably object.

(e)       Except as otherwise contemplated pursuant to this Agreement, the Company shall not take any action that would result in an Underwriter or the Company being required to file with the Commission pursuant to Rule 433(d) of the Securities Act a free writing prospectus prepared by or on behalf of the Underwriter that the Underwriter otherwise would not have been required to file thereunder.

(f)       If, at any time when a prospectus relating to the Securities is (or but for the exemption in Rule 172 would be required to be) delivered under the Act in connection with sales by the Underwriters or any dealer, any event occurs as a result of which either the Time of Sale Prospectus and the Prospectus would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any such time to amend the Time of Sale Prospectus or the Prospectus to comply with the Act, the Company shall promptly notify the Underwriters of such event and shall promptly prepare and file with the Commission, at its own expense, an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance, and the Company shall furnish, at its own expense, to the Underwriters and dealers (whose names and addresses the Underwriters shall furnish to the Company) to which the Securities may have been sold by the Underwriters and to any other dealers upon the Underwriters’ reasonable request, such amendments or supplements as may be necessary. Neither the Underwriters’ consent to, nor the Underwriters’ delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 6.

(g)       As soon as practicable, but not later than the Availability Date (as defined below), the Company will make generally available to its securityholders an earnings statement covering a period of at least 12 months beginning after the effective date of the Registration Statement which will satisfy the provisions of Section 11(a) of the Act. For the purpose of the preceding sentence, “Availability Date” means the 45th day after the end of the fourth fiscal quarter following the fiscal quarter that includes such Effective Date, except that, if such fourth fiscal quarter is the last quarter of the Company’s fiscal year, “Availability Date” means the 90th day after the end of such fourth fiscal quarter.

(h)       If the third anniversary of the initial effective date of the Registration Statement occurs before all the Securities have been sold by the Underwriters, prior to the third anniversary the Company shall file a new shelf registration statement and take any other action necessary to permit the public offering of the Securities to continue without interruption; references herein to the Registration Statement shall include the new registration statement declared effective by the Commission.

(i)       The Company shall prepare a final term sheet relating to the offering of the Securities, containing only information that describes the final terms of the Securities or the offering in a form consented to by the Underwriters in substantially the form attached as Schedule B hereto, and to file such final term sheet within the period required by Rule 433(d)(5)(ii) of the Securities Act following the date the final terms have been established for the offering of the Securities.

(j)       The Company will arrange for the qualification of the Securities for sale under the laws of such jurisdictions as the Underwriters designate and will continue such qualifications in effect so long as required for the distribution; provided that the Company shall not be required to qualify as a foreign corporation or to consent to the service of process under the laws of any such jurisdiction (except service of process with respect to the offering and sale of the Securities).

(k)       If at any time within three years of this Agreement the Company ceases to be subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act to file reports with the Commission on the EDGAR system, the Company will furnish to the Underwriters, as soon as practicable after the end of each fiscal year, a copy of its annual report to shareholders for such year; and the Company will furnish to the Underwriters as soon as available, a copy of each report and any definitive proxy statement of the Company filed with the Commission under the Exchange Act or mailed to shareholders.

(l)       The Company will indemnify and hold harmless each of the Underwriters against any present or future taxes, duties or similar governmental charges and interest, penalties and fines in respect thereof (collectively, “Taxes”) imposed, assessed, levied or collected on or from the Underwriters (i) on or by virtue of the execution, delivery, performance or enforcement by the Underwriters of this Agreement or (ii) on or in respect of any amounts payable by the Company to such Underwriter under this Agreement under the laws of Mexico or any jurisdictions through which payments are made or by or within any political subdivision thereof or any authority therein or thereof having the power to tax (each a “Relevant Jurisdiction”), except for (other than solely by reason of the execution and delivery of this Agreement, the performance of the Company or the Underwriters of their obligations hereunder and the consummation of the transactions contemplated hereby) (A) Taxes that are imposed on the net income of such Underwriter by the law of the jurisdiction under the laws of which such Underwriter is organized, is resident or is treated as carrying on business for tax purposes, or (B) Taxes resulting from any Underwriter being deemed as having a permanent establishment in Mexico for tax purposes or otherwise being subject to income taxes in Mexico. All payments to be made by the Company to each of the Underwriters hereunder shall be made without withholding or deduction for or on account of any Taxes imposed under the laws of a Relevant Jurisdiction, unless the Company is required by law to deduct or withhold such Taxes and except for Taxes resulting from any Underwriter being deemed as having a permanent establishment in Mexico for tax purposes or otherwise being subject to income taxes in Mexico (other than solely by reason of the execution and delivery of this Agreement, the performance of the Company or the Underwriters of their obligations hereunder and the consummation of the transactions contemplated hereby). In that event, if the Company is obligated to indemnify such Underwriter for such Taxes pursuant to the first sentence of this clause (l), the Company shall pay such additional amounts as may be necessary in order that the net amounts received after such withholding or deduction shall equal the amounts that would have been received if no withholding or deduction had been made.

(m)       The Company will apply the net proceeds from the sale of the Securities as set forth under “Use of Proceeds” in the Time of Sale Prospectus and Prospectus.

(n)       The Company will use its reasonable efforts to effect, on or as soon as practicable after the Closing Date, and in no event more than 45 days following the Closing Date, the authorization of the Securities for listing on the ISE, subject only to official notice of issuance. For so long as any of the Securities are outstanding, the Company will use its commercially reasonable efforts to maintain the listing of the Securities, and will prepare, submit, furnish and publish (as appropriate) all such documents, instruments, information, advertisements and undertakings as may be necessary or advisable for such purposes.

(o)       The Company will use its best efforts to permit the Securities to be eligible for clearance and settlement through DTC.

(p)       For a period of 30 days from the date of the Time of Sale Prospectus, the Company shall not, directly or indirectly, sell, contract to sell, grant any option to purchase, or otherwise dispose of any subordinated debt securities of similar maturity, terms and conditions as the Securities, or any securities that represent the right to receive any such debt securities, in any capital market or markets outside Mexico, except with the prior consent of the Underwriters.

SECTION 6.        Conditions of the Obligations of the Underwriters. The obligations of the several Underwriters to purchase and pay for the Securities on the Closing Date will be subject to the accuracy of the representations and warranties on the part of the Company herein as of the date of the Time of Execution, the Time of Sale and the Closing Date, to the accuracy of the statements of Company officers made pursuant to the provisions hereof, to the performance by the Company of their obligations hereunder and to the following additional conditions precedent:

(a)       The Underwriters shall have received from Deloitte a comfort letter dated the date hereof, in form and substance reasonably satisfactory to counsel for the Underwriters.

(b)       The Underwriters shall have received from PwC a comfort letter or letters dated the date hereof and the Closing Date, in form and substance reasonably satisfactory to counsel for the Underwriters.

(c)       Prior to the Closing Date, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of the Company or the Underwriters, shall be contemplated by the Commission, and the Company has complied with each request (if any) from the Commission for additional information.

(d)       Prior to the Closing Date, the Company shall not have received from the Commission any notice pursuant to Rule 401(g)(2) of the Securities Act objecting to use of the automatic shelf registration statement form.

(e)       Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or other), business, properties, results of operations or prospects of the Company or its subsidiaries which, in the judgment of the Underwriters, is material and adverse and makes it impractical or inadvisable to proceed with completion of the public offering or the sale of and payment for the Securities; (ii) any downgrading in the rating of any debt securities of the Company by any “nationally recognized statistical rating organization” (as such term is defined in Section 3(a)(62) of the Exchange Act), or any new public announcement that any such organization has under surveillance or review its rating of any debt securities of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating); (iii) any change in U.S., Mexican or international financial, political or economic conditions or currency exchange rates or exchange controls as would, in the judgment of the Underwriters, be likely to prejudice materially the success of the proposed issue, sale or distribution of the Securities, whether in the primary market or in respect of dealings in the secondary market; (iv) any material suspension or material limitation of trading in securities generally on the New York Stock Exchange or the Mexican Stock Exchange, or any setting of minimum prices for trading on such exchange; (v) or any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market; (vi) any banking moratorium declared by U.S. Federal, New York or Mexican authorities; (vii) any major disruption of settlements of securities or clearance services in the United States or Mexico or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States or Mexico, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of the Underwriters, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency makes it impractical or inadvisable to proceed with completion of the public offering or the sale of and payment for the Securities.

(f)       On the Closing Date, the Underwriters shall have received the opinion and negative assurance letter, each dated as of the Closing Date and addressed to the Underwriters, of Davis Polk & Wardwell LLP, U.S. counsel for the Company, in form and substance reasonably satisfactory to the Underwriters and their counsel.

(g)       On the Closing Date, the Underwriters shall have received the opinion and negative assurance letter, each dated as of the Closing Date and addressed to the Underwriters, of Ritch, Mueller, Heather y Nicolau, S.C., Mexican counsel for the Company, in form and substance reasonably satisfactory to the Underwriters and their counsel.

(h)       On the Closing Date, the Underwriters shall have received from Bufete Robles Miaja, S.C., Mexican counsel for the Underwriters, the opinion and negative assurance letter, each dated as of the Closing Date and addressed to the Underwriters, as to such matters as the Underwriters may reasonably request, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters. In rendering such opinion, Bufete Robles Miaja, S.C. may rely as to matters governed by New York law upon the opinion of Shearman & Sterling LLP.

(i)       On the Closing Date, the Underwriters shall have received from Shearman & Sterling LLP, U.S. counsel for the Underwriters, the opinion and negative assurance letter, dated as of the Closing Date, as to such matters as the Underwriters may reasonably request, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters. In rendering such opinion, Shearman & Sterling LLP may rely as to the incorporation of the Company and all other matters governed by Mexican law upon the opinion of Bufete Robles Miaja S.C. referred to above.

(j)       The Underwriters shall have received a certificate, dated as of the Closing Date, of the President or any Vice President and a principal financial or accounting officer of the Company in which such officers, to the best of their knowledge after reasonable investigation, shall state that: the representations and warranties of the Company in this Agreement are true and correct; the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date; no stop order suspending the effectiveness of any Registration Statement has been issued and no proceedings for that purpose have been instituted or are contemplated by the Commission; and, subsequent to the date of the most recent financial statements in the Time of Sale Prospectus and the Prospectus, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or other), business, properties or results of operations of the Company and its subsidiaries taken as a whole except as set forth in the Time of Sale Prospectus or Prospectus or as described in such certificate.

(k)       On the Closing Date, the Indenture shall be in full force and effect.

(l)       The Company shall have, pursuant to Section 16 of this Agreement, validly and irrevocably appointed Banco Santander, S.A., New York Branch as its initial authorized agent for the purpose described in Section 16 of this Agreement.

(m)       The Underwriters shall have received certificates, dated respectively the date of this Agreement and the Closing Date, of the Vice President of Administration and Finance of the Company, in form and substance reasonably satisfactory to the Underwriters, with respect to certain financial or other information that is not covered in the “comfort letters” referenced in clauses (a) and (b) above.

(n)       The Company will furnish the Underwriters with such conformed copies of such opinions, certificates, letters and documents as the Underwriters reasonably requests. The Underwriters may in their sole discretion waive compliance with any conditions to the obligations of the Underwriters hereunder.

SECTION 7.        Payment of Expenses.

(a)       The Company agrees to pay or cause to be paid all costs and expenses incident to the performance of its obligations hereunder, including without limitation, (i) the costs incident to the authorization, issuance, sale, preparation and delivery of the Securities and any taxes payable in that connection; (ii) the costs incident to the preparation and printing of the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus, the Prospectus, any free writing prospectus prepared by or on behalf of, or used by or referred to by the Company (including any amendment or supplement thereto) and the distribution thereof; (iii) the costs of reproducing and distributing each of this Agreement, the Indenture and the Securities; (iv) the fees and expenses of the Company’s counsel and the independent auditors for the Company; (v) the fees and expenses incurred in connection with the registration or qualification and determination of eligibility for investment of the Securities under the laws of such jurisdictions as the Underwriters may designate and the preparation, printing and distribution of a Blue Sky memorandum (excluding, for the avoidance of doubt, the related fees and expenses of counsel for the Underwriters); (vi) any fees charged by rating agencies for rating the Securities; (vii) the fees and expenses of the Trustee and any paying agent (including related fees and expenses of any counsel to such parties); (viii) all expenses and application fees incurred in connection with the application for the approval of the Securities for book-entry transfer by DTC; (ix) all expenses incurred by the Company in connection with any “road show” presentation to potential investors; and (x) all expenses and application fees related to the listing of the Securities on the ISE.

(b)       In the event that the offering is not consummated for reasons allowed under this Agreement or other than to the extent solely attributable to the fault of the Underwriters, then the Company agrees to reimburse the Underwriters for all their reasonable and documented expenses incurred in connection herewith (including, any fees and expenses of the Underwriters’ international and local legal counsel); provided that it shall be understood that any termination of this Agreement pursuant to Section 11 hereof shall be deemed to not be a breach by any Underwriter of its obligations hereunder.

SECTION 8.        Indemnification and Contribution.

(a)       The Company will indemnify and hold harmless each Underwriter, its partners, members, directors, officers, employees, agents and its affiliates and each person, if any, who controls any Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, an “Indemnified Party”), against any losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement or any amendment thereto, any preliminary prospectus, the Time of Sale Prospectus, the Prospectus (or any amendment or supplement to any preliminary prospectus, the Time of Sale Prospectus or the Prospectus) or any Supplemental Offering Materials, including any road show or investor presentations made to investors by the Company (whether in person or electronically), or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse such Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such loss, claim, damage, liability or action (whether threatened or commenced or whether such Indemnified Party is party thereto) as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by any Underwriter specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in subsection (b) below.

(b)       Each Underwriter, severally and not jointly, will indemnify and hold harmless the Company, its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, an “Indemnified Party”) against any losses, claims, damages or liabilities to which the Company may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement or any amendment thereto, any preliminary prospectus, the Time of Sale Prospectus, the Prospectus (or any amendment or supplement to any preliminary prospectus, the Time of Sale Prospectus or the Prospectus) or any Supplemental Offering Materials, including any road show or investor presentations made to investors by the Company (whether in person or electronically), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by the Underwriters specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by the Company in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred, it being understood and agreed that the only such information furnished by the Underwriters consist of the following information in the preliminary prospectus, the Time of Sale Prospectus and the Prospectus furnished on behalf of the Underwriters: the marketing and legal names of each Underwriter, the concession figure (if any) appearing in the first paragraph under the caption “Underwriting (Conflicts of Interest)—Commission and Expenses” and the information relating to stabilization and related activities in the first paragraph under the caption “Underwriting (Conflicts of Interest)—Short Positions”.

(c)       Promptly after receipt by an Indemnified Party under this Section of notice of the commencement of any action, such Indemnified Party will, if a claim in respect thereof is to be made against an indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a) or (b) above except to the extent that it has been materially prejudiced by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an Indemnified Party otherwise than under subsection (a) or (b) above. In case any such action is brought against any Indemnified Party and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel, in addition to any local counsel, satisfactory to such Indemnified Party (who shall not, except with the consent of the Indemnified Party, be counsel to the indemnifying party), and after notice from the indemnifying party to such Indemnified Party of its election so to assume the defense thereof, the indemnifying party will not be liable to such Indemnified Party under this Section for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened action in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party unless such settlement (i) includes an unconditional release of such Indemnified Party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an Indemnified Party.

(d)       If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an Indemnified Party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such Indemnified Party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other from the offering of the Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by the Underwriters. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this subsection (d) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (d). The amount paid by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which the Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ respective obligations to contribute pursuant to this Section 8 are several and not joint.

(e)       The obligations of the Company under this Section shall be in addition to any liability which the Company may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls any Underwriter within the meaning of the Act; and the obligations of each of the Underwriters under this Section shall be in addition to any liability which any Underwriter may otherwise have and shall extend, upon the same terms and conditions, to each director of the Company, to each officer of the Company who has signed a Registration Statement and to each person, if any, who controls the Company within the meaning of the Act.

SECTION 9.        Default of the Underwriters. If any Underwriter or Underwriters default in their obligations to purchase Securities hereunder on the Closing Date and the aggregate number of Securities that such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total number of Securities that the Underwriters are obligated to purchase on the Closing Date, the Underwriters may make arrangements satisfactory to the Company for the purchase of such Securities by other persons, including any of the Underwriters, but if no such arrangements are made by the Closing Date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Securities that such defaulting Underwriters agreed but failed to purchase on the Closing Date. If any Underwriter or Underwriters so default and the aggregate number of Securities with respect to which such default or defaults occur exceeds 10% of the total number of Securities that the Underwriters are obligated to purchase on the Closing Date and arrangements satisfactory to the Underwriters and the Company for the purchase of such Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter or the Company, except as provided in Section 8. As used in this Agreement, the term “Underwriter” includes any person substituted for an Underwriter under this Section. Nothing herein will relieve a defaulting Underwriter from liability for its default.

SECTION 10.        Termination of Agreement. The Underwriters may terminate this Agreement, by notice to the Company, at any time at or prior to the Closing Date if there has been after the date hereof (i) any change, or any development or event involving a prospective change, in the condition (financial or other), business, properties, results of operations or prospects of the Company or its subsidiaries which, in the judgment of the Underwriters, is material and adverse and makes it impractical or inadvisable to proceed with completion of the public offering or the sale of and payment for the Securities; (ii) any downgrading in the rating of any debt securities of the Company by any “nationally recognized statistical rating organization” (as such term is defined in Section 3(a)(62) of the Exchange Act), or any new public announcement that any such organization has under surveillance or review its rating of any debt securities of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating); (iii) any change in U.S., Mexican or international financial, political or economic conditions or currency exchange rates or exchange controls as would, in the judgment of the Underwriters, be likely to prejudice materially the success of the proposed issue, sale or distribution of the Securities, whether in the primary market or in respect of dealings in the secondary market; (iv) any material suspension or material limitation of trading in securities generally on the New York Stock Exchange or the Mexican Stock Exchange, or any setting of minimum prices for trading on such exchange; (v) any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market; (vi) any banking moratorium declared by U.S. Federal, New York or Mexican authorities; (vii) any major disruption of settlements of securities or clearance services in the United States or Mexico or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States or Mexico, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of the Underwriters, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency makes it impractical or inadvisable to proceed with completion of the public offering or the sale of and payment for the Securities.

SECTION 11.        Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Company or its officers and each Underwriter set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter, the Company or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Securities. If this Agreement is terminated pursuant to Section 10 or if for any reason the purchase of the Securities by the Underwriters is not consummated, the Company shall remain responsible for the expenses to be paid or reimbursed by it pursuant to Section 7 and the respective obligations of the Company and the Underwriters pursuant to Section 8 shall remain in effect, and if any Securities have been purchased hereunder the representations and warranties in Section 1 and all obligations under Section 5 shall also remain in effect. If the purchase of the Securities by the Underwriters is not consummated for any reason other than solely because of the termination of this Agreement pursuant to Section 10 or the occurrence of any event specified in clause (iii), (iv), (vi), (vii) or (viii) of Section 6(e), the Company will reimburse each Underwriter for all out-of-pocket expenses (including fees and disbursements of counsel) reasonably incurred by it in connection with the offering of the Securities.

SECTION 12. Notices. All communications hereunder will be in writing and, if sent to the Underwriters, will be mailed, delivered or telegraphed and confirmed at (i) Goldman, Sachs & Co., 200 West Street, New York, New York 10282-2198, Attn: Registration Department, (ii) Morgan Stanley & Co. LLC, 1585 Broadway, New York, New York 10036, Facsimile: (212) 761-0781, Attention: LATAM Fixed Income Capital Markets Desk, Copy: Legal Department, and (iii) Santander Investment Securities Inc., 45 East 53rd Street, New York, New York 10022, Facsimile: (212) 407-0930, Attention: Debt Capital Markets, or, if sent to the Company, will be mailed, delivered or telegraphed and confirmed at Avenida Prolongación Paseo de la Reforma 500, Colonia Lomas de Santa Fe, 01219, México, D.F., México, Attention: DGA Jurídico y Cumplimiento – Fernando Borja Mujica; with a copy to Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017, Attention: Nicholas A. Kronfeld.

SECTION 13. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling persons referred to in Section 8, and no other person will have any right or obligation hereunder.

SECTION 14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

SECTION 15. Absence of Fiduciary Relationship. The Company acknowledges and agrees that:

(a)       The Underwriters have been retained solely to act as underwriters in connection with the sale of the Company’s securities and that no fiduciary, advisory or agency relationship between the Company, on the one hand, and the Underwriters, on the other, have been created in respect of any of the transactions contemplated by this Agreement, irrespective of whether the Underwriters have advised or are advising the Company on other matters;

(b)       The price of the Securities set forth in this Agreement was established by the Company following discussions and arms-length negotiations with the Underwriters, and the Company is capable of evaluating and understanding the terms, risks and conditions of the transactions contemplated by this Agreement;

(c)       It has been advised that the Underwriters and their affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company and that no Underwriter has an obligation to disclose such interests and transactions to the Company by virtue of any fiduciary, advisory or agency relationship; and

(d)       It waives, to the fullest extent permitted by law, any claims it may have against any Underwriter for breach of fiduciary duty or alleged breach of fiduciary duty and agree that no Underwriter shall have any liability (whether direct or indirect) to the Company in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including shareholders, employees or creditors of the Company.

SECTION 16.        Applicable Law; Submission to Jurisdiction. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

(b)       Each of the parties hereto hereby submits to the exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and, to the fullest extent permissible by law, waive any objection to the laying of venue of any such proceeding. The Company irrevocably appoints Banco Santander, S.A., New York Branch as its authorized agent in the Borough of Manhattan in The City of New York upon which process may be served in any such suit or proceeding and any right to which it may be entitled on account of place of residence or domicile, and agrees that service of process upon such agent, and written notice of said service to the Company by the person serving the same to the address provided in Section 13, shall be deemed in every respect effective service of process upon the Company in any such suit or proceeding. The Company further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect for a period of seven years from the date of this Agreement. The parties hereto each hereby waive any right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

SECTION 17.        Currency. The obligation of the Company in respect of any sum due to any Underwriter shall, to the extent permitted under applicable law, notwithstanding any judgment in a currency other than United States dollars, not be discharged until the first business day, following receipt by any Underwriter of any sum adjudged to be so due in such other currency, on which (and only to the extent that) such Underwriter may in accordance with normal banking procedures purchase United States dollars with such other currency; if the United States dollars so purchased are less than the sum originally due to any Underwriter hereunder, the Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Underwriter against such loss. If the United States dollars so purchased are greater than the sum originally due to any Underwriter hereunder, each Underwriter agrees to pay to the Company or an amount equal to the excess of the dollars so purchased over the sum originally due to any Underwriter hereunder.

SECTION 18.        Waiver of Immunity. To the extent permitted by applicable law, if any of the Company has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from the giving of any relief in any such legal action, suit or proceeding, from setoff or counterclaim, from the jurisdiction of any Mexican, New York or U.S. federal court or from setoff or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, the Company hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement.

[Signature pages follow]

If the foregoing is in accordance with the Underwriters’ understanding of our agreement, kindly sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Company and the Underwriters in accordance with its terms.

Very Truly Yours,
GRUPO FINANCIERO SANTANDER MÉXICO, S.A.B. DE C.V.
By:	/s/ Pedro Moreno Cantalejo
	Name:	Pedro Moreno Cantalejo
	Title	Vice President of Administration and Finance

Underwriting Agreement Signature Page

The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written.

GOLDMAN, SACHS & CO.

By:	/s/ Adam Greene
	Name:	Adam Greene
	Title	Vice President

MORGAN STANLEY & CO. LLC

By:	/s/ Charles Moser
	Name:	Charles Moser
	Title	Managing Director

SANTANDER INVESTMENT SECURITIES INC.
By:	/s/ Richard Zobkiw
	Name:	Richard Zobkiw
	Title	Executive Director

By:	/s/ Javier Warra
	Name:	Javier Warra
	Title	Senior Vice President

Underwriting Agreement Signature Page

SCHEDULE A

Underwriters	Principal Amount of Securities
Santander Investment Securities Inc.	U.S.$ 166,666,000
Goldman, Sachs & Co.	166,667,000
Morgan Stanley & Co. LLC	166,667,000
Total	U.S.$ 500,000,000

Sch. A-1

SCHEDULE B

Pricing Term Sheet

Free Writing Prospectus dated December 23, 2016 (to Prospectus dated December 21, 2016 and Preliminary Prospectus Supplement dated December 21, 2016)	Filed pursuant to Rule 433 Registration Statement No. 333-215215

U.S.$ 500,000,000 8.500% Perpetual Subordinated Non-Preferred Contingent Convertible Additional Tier 1 Capital Notes

Terms and Conditions

Issuer	Grupo Financiero Santander México, S.A.B. de C.V.
Bank	Banco Santander (México), S.A., Institución de Banca Múltiple, Grupo Financiero Santander México, the Issuer’s principal subsidiary (“Banco Santander México”)
Issue	U.S.$ 500,000,000 8.500% perpetual subordinated non-preferred contingent convertible additional tier 1 capital notes (callable January 20, 2022 and every Interest Payment Date thereafter) (the “Notes”).
Purchase by Parent	The Issuer’s parent, Banco Santander, S.A., has agreed to purchase U.S.$ 441,095,000 aggregate principal amount of the Notes.
Pricing Date	December 23, 2016
Issue Date / Settlement Date	December 29, 2016 (T + 3)
Currency	U.S. Dollar
Principal Amount	U.S.$ 500,000,000
Perpetual Securities	The Notes are perpetual securities and have no fixed maturity or fixed redemption date.
Conversion Price

The conversion price shall be, if the Ordinary Shares are:

(i)       then admitted to trading on the Mexican Stock Exchange, the higher of:

a.     the volume weighted average of the Ordinary Shares closing price on the Mexican Stock Exchange for the thirty (30) consecutive Business Days immediately preceding the Conversion Date, with each closing price for the thirty (30) consecutive Business Days being converted from Mexican pesos into U.S. dollars at the then-

Sch. B-1

prevailing exchange rate; or

b.     floor price of Ps.20.30 converted into U.S. dollars at the then-prevailing exchange rate;

(ii)          not then admitted to trading on the Mexican Stock Exchange, the floor price of Ps.20.30 converted into U.S. dollars at the then-prevailing exchange rate.

The conversion price shall be subject to certain anti-dilution adjustments described under “Description of Notes—Conversion—Anti-Dilution Adjustment of the Conversion Price” in the preliminary prospectus supplement.

Business Day Convention Day Count Fraction	Following unadjusted 30/360
Joint Bookrunners	Santander Investment Securities Inc. Goldman, Sachs & Co. Morgan Stanley & Co. LLC
Issue Price	100.000%
Underwriting Commission	0.322%
All-in Yield	8.500%
US Treasury Benchmark	1.750% due November 30, 2021
US Treasury Benchmark Yield	2.028%
Interest Rates

From and including the Issue Date to but excluding the First Call Date, interest will accrue on the then Current Principal Amount of Notes at an initial rate equal to 8.500% per annum. From and including each Reset Date, including the First Call Date, to but excluding the next succeeding Reset Date, interest will accrue on the then Current Principal Amount at a rate per annum equal to the sum of the then-prevailing Treasury Yield on the relevant Reset Determination Date and 647.20 basis points (rounded to two decimal places, with 0.005 being rounded down).

“Current Principal Amount” means in respect of each Note, at any time, the outstanding principal amount of such Note, being the Original Principal Amount of such Note as such amount may be reduced, on one or more occasions, as a result of an Automatic Conversion (as defined in the preliminary prospectus supplement) or a redemption of the Notes, as the case may be.

“Original Principal Amount” means, in respect of each Note, the amount of the denomination of such Note on the Issue Date.

First Call Date	January 20, 2022
Interest Payment Dates	Subject to the provisions set out below, the Notes will bear interest from and including the Issue Date at the rate per annum set forth above, payable quarterly in arrears on January 20, April 20, July 20 and October 20 of each year (each, an “Interest Payment Date”), commencing on April 20, 2017.

Sch. B-2

Reset Date	The First Call Date and every fifth anniversary thereafter.
Reset Determination Date	With respect to any Reset Date, the second Business Day (as defined below) immediately preceding such Reset Date.
Treasury Yield

As of the Reset Determination Date, an interest rate (expressed as a decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield) determined to be the per annum rate equal to the semiannual yield to maturity for United States Treasury securities maturing on the Reset Date following the next succeeding Reset Determination Date, and trading in the public securities markets either as determined by interpolation between the most recent weekly average yield to maturity for two series of United States Treasury securities trading in the United States public securities market, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Determination Date, and (B) the other maturing as close as possible to, but later than the Reset Date following the next succeeding Reset Determination Date, in each case as published in the most recent H.15, or, if a weekly average yield to maturity for United States Treasury securities maturing on the Reset Date following the next succeeding Reset Determination Date is published in the most recent H.15, such weekly average yield to maturity as published in such H.15.

“H.15” means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the United States Federal Reserve System, and most recent H.15 means the H.15 published closest in time but prior to the close of business on the third Business Day prior to the applicable Reset Date.

Regular Record Date	The regular record dates for the Notes will be the 15th calendar day preceding each Interest Payment Date, whether or not such day is a Business Day. The term “Business Day” means any day other than a Saturday or a Sunday, or a day on which banking institutions in The City of New York or Mexico City are authorized or required by law, regulation or executive order to remain closed.
Ranking

The Notes will represent the Issuer’s general, unsecured and subordinated obligations. The Notes constitute Subordinated Non-Preferred Indebtedness and will rank (i) subordinate and junior in right of payment and in liquidation to all of the Issuer’s present and future Senior Indebtedness and Subordinated Preferred Indebtedness, (ii) pari passu without preference among themselves and with all of the Issuer’s present and future other unsecured Subordinated Non-Preferred Indebtedness and (iii) senior only to all classes of the Issuer’s capital stock, as described in the prospectus supplement.

For the purposes of the Notes:

(1)   “Senior Indebtedness” means all Indebtedness for Money Borrowed, whether outstanding on the date of execution of the Indenture or thereafter created, assumed or incurred, unless the terms thereof specifically provide that it is not superior in right of payment and in liquidation to the Subordinated Preferred Indebtedness, and any deferrals, renewals or extensions of such Senior Indebtedness;

(2)   “Subordinated Preferred Indebtedness” refers to obligaciones subordinadas preferentes and means all Indebtedness for Money Borrowed, whether outstanding on the date of execution of the Indenture or thereafter created, assumed or incurred, which terms specifically provide that it is junior in right of payment and in liquidation to Senior Indebtedness, but is senior in right of payment and in liquidation to Subordinated Non-Preferred

Sch. B-3

Indebtedness and all classes of the Issuer’s capital stock, and any deferrals, renewals or extensions of such Subordinated Preferred Indebtedness;

(3)   “Subordinated Non-Preferred Indebtedness” (including the Notes) refers to obligaciones subordinadas no preferentes and means all Indebtedness for Money Borrowed, whether outstanding on the date of execution of the Indenture or thereafter created, assumed or incurred, which terms specifically provide that it is junior in right of payment and in liquidation to Senior Indebtedness and Subordinated Preferred Indebtedness, but is senior in right of payment and in liquidation to all classes of the Issuer’s capital stock, and any deferrals, renewals or extensions of such Subordinated Non-Preferred Indebtedness; and

(4)   “Indebtedness for Money Borrowed” means any obligation of, or any obligation guaranteed by the Issuer (to the extent permitted under applicable law) for the repayment of borrowed money, whether or not evidenced by notes, debentures, debt securities or other written instruments, but shall not include (a) any trade accounts payable in the ordinary course of business, (b) any such indebtedness that by its terms ranks junior in right of payment and in liquidation to Subordinated Non-Preferred Indebtedness, (c) indebtedness to any of the Issuer’s employees, (d) indebtedness which, when incurred, was without recourse to the Issuer, and (e) any other indebtedness that would otherwise qualify as Indebtedness for Money Borrowed to the extent that such indebtedness, by its terms, ranks pari passu with or junior in right of payment and in liquidation to any of the indebtedness described in clause (a) or (b) above.

ISIN	US40053CAA36
CUSIP	40053C AA3
Form	Registered; settlement in DTC
Minimum Denomination	The Notes will be issued only in registered form in minimum denominations of U.S.$200,000 and in integral multiples of U.S.$1,000 in excess thereof.
Listing	The Issuer intends to apply to list the Notes for trading on the Global Exchange Market of the Irish Stock Exchange (the “ISE”). The listing application will be subject to approval by the ISE. In the event that the Notes are admitted to listing on the ISE, the Issuer will use its reasonable best efforts to maintain such listing, provided that if the Issuer determines that it is unduly burdensome to maintain a listing on the ISE, it may delist the Notes from the ISE. The Issuer expects trading of the Notes on the ISE to begin within thirty (30) days after the Issue Date.
Trustee and Principal Paying Agent	The Bank of New York Mellon
Governing Law	The Notes and the Indenture will be governed by, and construed in accordance with the laws of New York, except that the ranking and subordination provisions, provisions related to mandatory cancellation of interest, provisions relating to conversion, provisions relating to a withholding tax redemption or a special redemption and the waiver of the right to set-off by the holders of the Notes and by the Trustee acting on behalf of the holders with respect to the Notes will be governed by and construed in accordance with the laws of Mexico.
Interest cancellation and	Risk Factors regarding interest cancellation and Automatic Conversion are included in

Sch. B-4

Automatic Conversion	the preliminary prospectus supplement.
Form of Offering	SEC Registered
Selling Restrictions

The Notes are complex financial instruments and are not a suitable or appropriate investment for all investors. In some jurisdictions, regulatory authorities have adopted or published laws, regulations or guidance with respect to the offer or sale of securities such as the Notes to retail investors.

In particular, in June 2015, the U.K. Financial Conduct Authority (the “FCA”) published the Product Intervention (Contingent Convertible Instruments and Mutual Society Shares) Instrument 2015 (the “PI Rules”) which took effect from October 1, 2015. Under the rules set out in the PI Rules (as amended or replaced from time to time), certain contingent write-down or convertible securities, such as the Notes, must not be sold to retail clients in the European Economic Area (the “EEA”) and nothing may be done that would or might result in the buying of such securities or the holding of a beneficial interest in such securities by a retail client in the EEA (in each case within the meaning of the PI Rules), other than in accordance with the limited exemptions set out in the PI Rules.

The underwriters are subject to, and required to comply with, the PI Rules, or, if not subject to the PI Rules, they will comply with them as if they were subject to the PI Rules. By purchasing, or making or accepting an offer to purchase, any Notes from the Issuer and/or the underwriters, each prospective investor represents, warrants, agrees with and undertakes to the Issuer and each of the underwriters that (1) it is not a retail client in the EEA (as defined in the PI Rules); (2) whether or not it is subject to the PI Rules, it will not sell or offer the Notes to retail clients in the EEA or do anything (including the distribution of the preliminary prospectus supplement) that would or might result in the buying of the Notes or the holding of a beneficial interest in the Notes by a retail client in the EEA (in each case within the meaning of the PI Rules,) other than (i) in relation to any sale or offer to sell the Notes to a retail client in or resident in the United Kingdom, in any other circumstances that do not and will not give rise to a contravention of the PI Rules by any person and/or (ii) in relation to any sale or offer to sell the Notes to a retail client in any EEA member state other than the United Kingdom, where (A) it has conducted an assessment and concluded that the relevant retail client understands the risks of an investment in Notes and is able to bear the potential losses involved in an investment in the Notes and (B) it has at all times acted in relation to such sale or offer in compliance with the Markets in Financial Instruments Directive (2004/39/EC) (“MiFID”) to the extent it applies to it or, to the extent MiFID does not apply to it, in a manner which would be in compliance with MiFID if it were to apply to it; and (3) it will at all times comply with all applicable local laws, regulations and regulatory guidance (whether inside or outside the EEA) relating to sales of instruments such as the Notes, including any such laws, regulations and regulatory guidance relating to determining the appropriateness and/or suitability of an investment in the Notes by investors in any relevant jurisdiction.

Where acting as agent on behalf of a disclosed or undisclosed client when purchasing, or making or accepting an offer to purchase, any Notes from the Issuer and/or the underwriters the foregoing representations, warranties, agreements and undertakings will be given by and be binding upon both the agent and its underlying client.

For the avoidance of doubt, the restrictions described above do not affect the distribution of the Notes in jurisdictions outside of the EEA, such as in the United States provided that any distribution into the EEA complies with the PI Rules.

Sch. B-5

* * *

Update to the Preliminary Prospectus Supplement:

On December 22, 2016, at the General Ordinary Shareholders’ Meetings (Asambleas Generales Ordinarias de Accionistas) of each of the Issuer and Banco Santander México, a payment of a cash dividend from retained earnings of Ps.13,624 million, to be paid on December 30, 2016, was approved.

In 2017 and subsequently thereafter, the Issuer expects to continue its practice of paying annual ordinary dividends of its retained earnings, although dividend payments will ultimately be subject to annual earnings and shareholders’ resolutions.

* * *

The Notes referred to in this free writing prospectus are not intended to be sold and should not be sold to retail clients in the European Economic Area, as defined in the rules set out in the Product Intervention (Contingent Convertible Instruments and Mutual Society Shares) Instrument 2015 (as amended or replaced from time to time) other than in circumstances that do not and will not give rise to a contravention of those rules by any person. Prospective investors are referred to the section headed “UK Financial Conduct Authority –Marketing Restriction of Contingent Convertible Securities” on page S-3 of the preliminary prospectus supplement for further information.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Issuer or any underwriter participating in the offering will arrange to send you the prospectus at no charge if you request it to Santander Investment Securities Inc. at 45 East 53rd Street, New York, New York 10022 (tel: +1-855-403-3636), to Goldman, Sachs & Co. at 200 West Street, New York, New York 10282 (tel: +1-866-471-2526), or to Morgan Stanley & Co. LLC at 1585 Broadway, New York, New York 10036 (tel: +1-866-718-1649).

Sch. B-6

SCHEDULE C

ISSUER FREE WRITING PROSPECTUSES

1.       Final Term Sheet dated December 23, 2016, the form of which is substantially as set forth in Schedule B hereto.

Sch. C-1

SCHEDULE D

SUPPLEMENTAL OFFERING MATERIALS

1.       Electronic road show, dated December 21, 2016.

Sch. D-1

SCHEDULE E

Significant Subsidiaries of Grupo Financiero Santander México, S.A.B. de C.V.

1. Banco Santander (México), S.A., Institución de Banca Múltiple, Grupo Financiero Santander México

Sch. E-1